Exhibit 99.1

Dyax Corp. Announces First Quarter 2010 Financial Results

CAMBRIDGE, Mass.--(BUSINESS WIRE)--April 28, 2010--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the first quarter ended March 31, 2010. Dyax will host a webcast and conference call at 10 a.m. (ET) this morning to review the financial results and corporate progress for the quarter.

Financial Results

Total revenues for the first quarter ended March 31, 2010 increased to $20.0 million, as compared to $6.0 million for the same quarter in 2009. The 2010 increase was due to $1.2 million of net product sales of KALBITOR®, which became commercially available during the first quarter of 2010 for treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older, as well as $13.8 million of revenue recognized following Cubist Pharmaceuticals’ recent announcement to terminate its development of DX-88 for blood loss during cardiac surgery. Quarterly revenues are expected to fluctuate due to the timing and amount of future milestone payments, the clinical activities of our collaborators and licensees, and the timing and completion of contractual commitments.

Cost of product sales for KALBITOR were $36,000 during the quarter ended March 31, 2010. Costs associated with manufacturing KALBITOR drug substance which were incurred in 2009 prior to FDA approval, were expensed as research and development costs and accordingly, are not included in cost of product sales during the first quarter of 2010. This existing supply of KALBITOR is expected to meet anticipated commercial needs well into 2011.

Research and development expenses for the first quarter of 2010 decreased to $7.8 million, as compared to $19.3 million for the same quarter in 2009. The 2010 decrease in research and development expenses was primarily related to cost savings resulting from the restructuring in March 2009, as well as decreases in manufacturing and other external research and development expenses.

Selling, general and administrative expenses for the first quarter of 2010 increased to $8.6 million, as compared to $7.8 million for the same quarter in 2009. The higher selling, general and administrative costs in 2010 were primarily due to increased infrastructure to support the commercialization of KALBITOR, including the addition of sales and marketing personnel, as well as other external marketing activities.

For the quarter ended March 31, 2010, due to the timing of recognition of previously deferred revenue under the Cubist agreement, Dyax reported net income of $1.0 million or $0.01 per share, as compared to a net loss of $24.9 million or $0.39 per share for the comparable quarter in 2009. As no significant further revenue is expected to be recognized under the Cubist agreement, Dyax does not expect to report net income in subsequent quarters during 2010.

As of March 31, 2010, Dyax had cash, cash equivalents, and investments totaling $88.7 million, exclusive of restricted cash and $7.8 million of net proceeds received in April 2010 from the exercise of the underwriters’ over-allotment option from our March 2010 underwritten offering of common stock.

“The March equity transaction provides us with the necessary capital to support the KALBITOR launch and to address strategic projects to carry out our business plan,” stated George Migausky, Executive Vice President and Chief Financial Officer.

Corporate Progress

“The start of 2010 has been productive. The commercial launch of KALBITOR in HAE is on track; the physician-sponsored trial for its potential in ACE inhibitor-induced angioedema is enrolling patients; and, we substantially strengthened our balance sheet,” commented Gustav A. Christensen, President and Chief Executive Officer of Dyax. “Our near-term value drivers will be focused on KALBITOR, including its US commercial launch, the completion of additional regional commercial partnerships outside the US and further exploration of indications beyond HAE.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session.

Date:	Wednesday, April 28, 2010
Time:	10:00 a.m. ET
Telephone Access:	Domestic callers, dial 800-659-2037
International callers, dial 617-614-2713
Passcode 76514036
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through May 28, 2010 and may be accessed by dialing 888-286-8010. International callers should dial 617-801-6888. The replay passcode for all callers is 19111454. The webcast will be archived on the Dyax website for an indefinite period of time.

About KALBITOR (ecallantide)

KALBITOR is a plasma kallikrein inhibitor indicated for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older. KALBITOR, which was discovered and developed by Dyax, is the first subcutaneous treatment available in the U.S. for treating acute HAE attacks.

Important KALBITOR Safety Information

Anaphylaxis has been reported after administration of KALBITOR. Because of the risk of anaphylaxis, KALBITOR should only be administered by a healthcare professional with appropriate medical support to manage anaphylaxis and hereditary angioedema. Healthcare professionals should be aware of the similarity of symptoms between hypersensitivity reactions and hereditary angioedema and patients should be monitored closely. KALBITOR should not be administered to patients with known clinical hypersensitivity to KALBITOR.

For more information about KALBITOR, including full prescribing information, visit www.KALBITOR.com.

About HAE

Hereditary angioedema (HAE) is a rare genetic disease characterized by acute episodes of severe, often painful swelling affecting the extremities, the gastrointestinal tract, the genitalia, and in the larynx. HAE is caused by low or dysfunctional levels of C1 esterase inhibitor (C1-INH), a naturally occurring molecule that inhibits plasma kallikrein, a key mediator of inflammation, and other serine proteases in the blood. HAE is estimated to affect 1:10,000 to 1:50,000 individuals. Learn more at www.HAEHope.com.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on discovering, developing and commercializing novel biotherapeutics for unmet medical needs. Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development. Our lead product, DX-88, has been approved under the brand name KALBITOR® (ecallantide) in the United States for the treatment of acute attacks of hereditary angioedema in patients 16 years of age and older.

In addition to its approved commercial use, DX-88 is also being evaluated for its therapeutic potential in other angioedema indications (acquired and ACE inhibitor-induced angioedemas) and, through a collaboration with Fovea Pharmaceuticals (a subsidiary of sanofi aventis), is in a Phase 1 trial for retinal vein occlusion-induced macular edema.

DX-88 and other compounds in Dyax’s pipeline were identified using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly with over 70 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents. Dyax is headquartered in Cambridge, Massachusetts. For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements, including statements regarding the prospects for KALBITOR’s U.S. market launch and additional regional commercial partnerships outside the U.S. and the prospects for collaborations for other indications for KALBITOR. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: the commercial launch and market acceptance of KALBITOR and its future sales levels; the amount and timing of milestone and royalty payments from Dyax’s collaborations and its Licensing and Funded Research Program; dependence on maintaining and expanding Dyax’s existing collaborations and licenses for development, clinical trials, manufacturing, sales and distribution of KALBITOR and other products under development; the uncertainty of negotiations with potential partners and collaborators; Dyax’s changing requirements and costs associated with planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
	(In thousands, except share and per share data)
Revenues:
Product sales, net	$1,243	$-
Development and license fee revenues	18,805	5,979
Total revenues, net	$20,048	$5,979

Costs and expenses:
Cost of product sales	$36	$-
Research and development	7,769	19,271
Restructuring costs	-	1,936
Selling, general and administrative	8,579	7,829
Total costs and expenses	16,384	29,036

Income (loss) from operations	3,664	(23,057)
Other expense, net	(2,710)	(1,834)

Net income (loss)	$954	$(24,891)

Basic and diluted net income (loss) per share	$0.01	$(0.39)

Shares used in computing basic net income (loss) per share	78,315,589	63,089,821

Shares used in computing diluted net income (loss) per share	79,690,854	63,089,821

SELECTED CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION
(Unaudited)

	March 31,	December 31,
	2010	2009
	(In thousands)

Cash, cash equivalents and investments	$88,651	$52,395
Total assets	$98,814	$64,801
Deferred revenue	$15,801	$30,130
Note payable and other long-term obligations	$58,618	$58,750
Total liabilities	$83,587	$103,403
Total liabilties and stockholders' equity (deficit)	$98,814	$64,801

CONTACT:
Dyax Corp.
George Migausky, 617-250-5733
Executive Vice President
and Chief Financial Officer
gmigausky@dyax.com
or
Nicole Jones, 617-250-5744
Director, Investor Relations and
Corporate Communications
njones@dyax.com